Exhibit 10.35
DICK’S SPORTING GOODS
AMENDED & RESTATED
OFFICER’S SUPPLEMENTAL
SAVINGS PLAN
Drafted by
Marla J. Aspinwall, Esq.
Loeb & Loeb LLP
10100 Santa Monica Boulevard, Suite 2200
Los Angeles, California 90067-4164
Telephone: (310) 282-2377
Fax: (310) 282-2200
E-mail: maspinwall@loeb.com

DICK’S SPORTING GOODS
OFFICERS’ SUPPLEMENTAL SAVINGS PLAN
     Dick’s Sporting Goods, a Delaware corporation, with principle place of business in Pennsylvania (the “Company”), hereby establishes this amended and restated Dick’s Sporting Goods Officers’ Supplemental Savings Plan (the “Plan”), originally effective April 1, 2007, and amended and restated as of the original effective date, for the purpose of attracting high quality executives and promoting in its key executives increased efficiency and an interest in the successful operation of the Company. The benefits provided under the Plan shall be provided in consideration for services to be performed after the effective date of the Plan, but prior to the executive’s retirement. This Plan is intended to and shall be interpreted to comply in all respects with Internal Revenue Code (“Code”) Section 409A and applicable authorities promulgated thereunder and those provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.” Eligible Executive who have previously made contributions or deferrals to the Disk’s Sporting Goods Nonqualified Deferred Compensation Plan, as amended effective January 1, 2005 and who become Participants in this Plan shall have amounts previously credited to or deferred under such predecessor plan rolled into this Plan and shall be given an opportunity to make distribution elections with respect to such amounts on or before December 31, 2007 as permitted under Section 409A transition rules.
ARTICLE I
Definitions
     1.1 Account(s) shall mean the Retirement Account, Company Match Account and/or Scheduled Distribution Accounts established for a particular Participant pursuant to Article 3 of the Plan.
     1.2 Administrator shall mean the person or persons appointed by the Board of Directors of the Company to administer the Plan pursuant to Article 10 of the Plan.
     1.3 Base Salary shall mean the Participant’s base annual salary excluding incentive and discretionary bonuses and other non-regular forms of compensation, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.
     1.4 Beneficiary shall mean the person(s) or entity designated as such in accordance with Article 9 of the Plan.
     1.5 Bonus shall mean amounts paid to the Participant by the Company annually in the form of a discretionary or incentive compensation or any other bonus designated by the Administrator before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.
     1.6 Change in Control shall mean any of: (i) the dissolution or liquidation of the Company; (ii) a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation; (iii) approval by the stockholders of the Company of any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company; (iv) approval by the stockholders of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own fifty percent (50%) or more of the voting shares of the continuing or surviving corporation immediately after such merger or consolidation; or (v) a change of fifty percent (50%) (rounded to the next whole person) in the membership of the Board of Directors of the Company within a twelve (12) month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of two-thirds (2/3) (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the twelve (12) month period. Notwithstanding the foregoing, no event shall constitute a “Change in Control” for purposes of acceleration of distributions on termination of the Plan if it is not a “change in the ownership or effective control of the corporation,” or “in the ownership of a substantial portion of the assets of the corporation,” “corporate dissolution,” or “with approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A)” within the meaning of Code Section 409A.
     1.7 Code shall mean the Internal Revenue Code of 1986, as amended and Treasury regulations and applicable authorities promulgated thereunder.
     1.8 Company shall have the meaning given to such term in the introductory paragraph of the Plan.
     1.9 Company Contribution(s) shall mean Matching Contributions and Discretionary Contributions made by the Company to Participant’s Account pursuant to Article 2 of the Plan.
     1.10 Company Match Account shall mean the Account established to hold Matching Contributions pursuant to Article 3 of the Plan.
     1.11 Contribution Notice shall mean the notice from the Company to a Participant specifying the amount and vesting provisions of a Discretionary Contribution made pursuant to Section 2.4.
     1.12 Crediting Rate shall mean the notional gains and losses credited on the Participant’s Account balance which are based on the Participant’s choice among the investment alternatives made available by the Administrator pursuant to Article 3 of the Plan.
     1.13 Disability shall mean that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. The definition of Disability hereunder shall be interpreted consistently in all instances with the requirements of Code Section 409A. The Administrator may require that the Participant submit evidence of such qualification for disability benefits in order to determine that the Participant is disabled under this Plan.
     1.14 Discretionary Contribution(s) shall mean the contributions made by the Company to Participant’s Retirement Account pursuant to Section 2.4 of the Plan.
     1.15 Early Retirement shall mean Termination of Employment, other than a Termination for Cause, after having completed at least five (5) Years of Participation.
     1.16 Eligible Executive shall mean a Vice President (grade 15 or above) of the Company, or such other management level or highly compensated employee, as may be designated by the Administrator to be eligible to participate in the Plan.
     1.17 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.
     1.18 Financial Hardship shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code Section 152(a)), or Beneficiary, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant (but shall in all events correspond to the meaning of the term “unforeseeable emergency” under Code Section 409A).
     1.19 Matching Contribution(s) shall mean the contributions made by the Company to Participant’s Account pursuant to Section 2.3 of the Plan.
     1.20 Participant shall mean an Eligible Executive who has elected to participate and has completed a Participant Election Form pursuant to Article 2 of the Plan.

     1.21 Participant Election Form shall mean the written agreement to make a deferral submitted by the Participant to the Administrator on a timely basis pursuant to Article 2 of the Plan. The Participant Election Form may take the form of an electronic communication followed by appropriate written confirmation according to specifications established by the Administrator.
     1.22 Plan Year shall mean the calendar year.
     1.23 Retirement shall mean Termination of Employment, other than a Termination for Cause, on or after the Retirement Eligibility Date.
     1.24 Retirement Account shall mean the Account established for Participant deferrals payable on or after Termination of Employment pursuant to Article 3 of the Plan.
     1.25 Retirement Eligibility Date shall mean the date on which the Participant has both attained age fifty-five (55) and completed at least five (5) Years of Participation.
     1.26 Scheduled Distribution shall mean the distribution elected by the Participant pursuant to Section 4.2.
     1.27 Scheduled Distribution Account shall mean an Account established for amounts payable in the form of a Scheduled Distribution pursuant to Section 4.2.
     1.28 Settlement Date shall mean the date by which a lump sum payment shall be made or the date by which installment payments shall commence. Unless otherwise specified, the Settlement Date shall be ninety (90) days following such event triggering payout. Installment payments shall thereafter be made in January of each succeeding Plan Year. If the event triggering payout is death, the Administrator shall be entitled to request documentation reasonably necessary to establish the fact of the Participant’s death. The Settlement Date for Scheduled Distributions shall be in January of the scheduled year of payment. Notwithstanding the foregoing or any other provision of the Plan, in the event that at the time of payout any stock of the Company is publicly traded on an established securities market and the Participant is a “key employee” (as defined in Code Section 416(i) (without regard to paragraph (5) thereof) of the Company, the Settlement Date following a Termination of Employment shall be delayed until the earlier of (i) the last day of the sixth (6th) complete calendar month following the Participant’s Termination of Employment, or (ii) the Participant’s death, as necessary to comply with the provisions of Code Section. 409A. Any payments delayed by reason of the prior sentence shall be caught up by payment in the form of a single lump sum on the earliest date permitted under Code Section 409A.
     1.29 Termination for Cause shall mean Termination of Employment by reason of (a) a substantial intentional failure by the Participant to perform his duties as an employee or to comply with any material provision of his employment agreement with the Company, where such failure is not cured by the Participant within thirty (30) days after receiving written notice from the Company specifying in reasonable detail the nature of the failure, (b) a breach of the Participant’s fiduciary duty to the Company by reason of receipt of personal profits, (c) conviction of a felony, or (d) any other willful and gross misconduct committed by the Participant.
     1.30 Termination of Employment shall mean the date of the cessation of the Participant’s employment with the Company (as defined under Code Section 409A) for any reason whatsoever, whether voluntary or involuntary, including as a result of the Participant’s Retirement or death, or Disability.
     1.31 Valuation Date shall mean the date through which earnings are credited and shall be as close as practicable to the measurement date but in no event earlier than the last day of the month preceding the month in which the payout or other event triggering the valuation occurs.
     1.32 Years of Participation shall mean the cumulative consecutive years the Participant has participated in the Plan, counting the first anniversary of the effective date of the Participant’s commencement of participation in the Plan and each anniversary thereafter. A Participant shall be considered a Participant in the Plan for purposes of accumulating Years of Participation at all times prior to Termination of Employment during which the Participant possesses a positive Account balance even if the Participant is not making any deferrals during such period.
ARTICLE II
Participation
     2.1 Elective Deferral. Each year a Participant may elect to defer up to twenty-five percent (25%) of Base Salary and/or one hundred percent (100%) of Bonus earned by the Participant during the Plan Year. The Participant’s election may take the form of a whole percentage of Base Salary and/or Bonus earned during the Plan Year or a specified dollar amount. The Administrator may further limit the minimum or maximum amount deferred by any Participant or group of Participants, or waive the foregoing limits for any Participant or group of Participants, for any reason. Notwithstanding any other provision of this Plan, no deferral shall be allowed under the Plan if the amount or timing of such deferral would violate the provisions of Code Section 409A or other applicable laws.
     2.2 Participant Deferral Elections. In order to make a deferral, an Eligible Executive must submit a Participant Election Form to the Administrator during the enrollment period established by the Administrator prior to the beginning of the calendar year in which services are performed to earn such Base Salary or Bonus. The Administrator may establish a special enrollment period for newly Eligible Executives entering the Plan during a Plan Year to allow deferral within thirty (30) days of eligibility of Base Salary or Bonus earned for services performed during the balance of such Plan Year after such special enrollment period except that no mid-year election may be made by a Participant who is already a participant in another Company-sponsored plan which is aggregated with this Plan for purposes of Code Section 409A. If no Participant Election Form is filed during the prescribed enrollment period, the Participant’s election for the prior Plan Year shall continue in force for the next Plan Year. An election to defer Base Salary or Bonus shall be irrevocable upon termination of the enrollment period except as provided in Section 2.5 regarding changes in payout elections, Article 6 regarding Disability or Article 7 regarding Financial Hardship. Notwithstanding the foregoing, the Administrator, in its complete and sole discretion may allow a Participant to make or revise a deferral election with respect to “performance based compensation” at any time prior to the first day of the sixth (6th) month preceding the end of the performance period over which services are performed in connection with such performance based compensation if the Administrator determines that the deferred amounts meet the definition of “performance based compensation” under, and are in compliance with, Code Section 409A.
     2.3 Company Matching Contributions. The Company shall make Matching Contributions on behalf of the Participant for each Plan Year in which the Participant makes a deferral under this Plan which shall be equal to twenty percent (20%) of the Participant’s total annual deferral up to a maximum Matching Contribution of two-hundred thousand dollars ($200,000). Matching Contributions shall be credited to the Participant’s Company Match Account as of the last day of each Plan Year if and only if the Participant is actively employed December 31st of the applicable Plan Year. Notwithstanding the forgoing, in the year of Retirement, death or Disability, Matching Contributions will be made for such Plan Year as of date of Termination of Employment, even if the Participant is not employed on the last day of such final Plan Year.
     2.4 Discretionary Company Contributions. The Company shall have the discretion to make additional Discretionary Contributions to the Plan on behalf of any Participant. Discretionary Contributions shall be made in the complete and sole discretion of the Company and no Participant shall have the right to receive any Discretionary Contributions regardless of whether Discretionary Contributions are made on behalf of other Participants.
     2.5 Elections Regarding Time and Form of Payout. At the time that a Participant makes a deferral election with respect to a Plan Year, the Participant shall also designate the time and form for distributions of such deferral either by allocating the deferral to an existing Account or establishing a new Account with a new distribution election. At the time of entering the Plan, the Participant shall make a distribution election with respect to the Participant’s Retirement Account and Company Match Account. At the time of making each deferral, the Participant may allocate the deferral to the Retirement Account or to up to two Scheduled Distribution Accounts as provided in Article 3. All elections must provide for distribution to be made at a time and in a form that is consistent with the distribution options made available under the Plan. An election with respect to the time and form of benefit payouts may only be changed under the terms and conditions specified in Code Section 409A. After the effective date specified in transition rules under Code Section 409A, the following rules as further clarified under applicable authorities shall apply. Except as expressly provided herein, no acceleration of a distribution is permitted. A subsequent election that delays payment or changes the form of payment is permitted if and only if all of the following requirements are met:
     (1) the new election does not take effect until at least twelve (12) months after the date on which the new election is made;
     (2) in the case of payments made on account of Termination of Employment (other than by reason of death or Disability), a Scheduled Distribution, or a Change in Control, the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and
     (3) in the case of payments made according to a Scheduled Distribution, the new election is not made less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.
For purposes of applying the change rules, distribution elections shall be made on an Account by Account basis and installment payments made from a single Account shall be treated as a single payment election. Election changes made pursuant to this Section shall be made on written forms provided by the Administrator, and in accordance with rules established by the Administrator and shall comply with all requirements of Code Section 409A.
ARTICLE III
Accounts
     3.1 Participant Accounts. Solely for recordkeeping purposes up to four (4) bookkeeping Accounts shall be maintained for each Participant. One Retirement Account and two (2) Scheduled Distribution Accounts shall be maintained for the Participant and shall be credited with the Participant’s directed deferrals at the time such amounts would otherwise have been paid to the Participant. A Company Match Account shall be maintained for the Participant and shall be credited with Matching Contributions as of the last day of the Plan Year for which the contribution is made. Discretionary Contributions shall be credited to the Participant’s Account specified by the Administrator (or at the Administrator’s discretion, the Participant) as of the date specified by the Administrator. Accounts shall be deemed to be credited with notional gains or losses as provided in Section 3.3 from the date the deferral or Company Contribution is credited to the Account through the Valuation Date.
     3.2 Vesting of Accounts. Participant deferrals and notional earnings there on, whether credited to the Participant’s Retirement Account or a Scheduled Distribution Account, shall be fully vested at all times. Matching Contributions credited to the Participant’s Company Match Account shall be fully vested after the Participant has completed five (5) Years of Participation. Discretionary Contributions credited to any Account shall vest as determined by the Administrator at the time such Discretionary Contributions are made to the Plan and shall be specified in a written Contribution Notice provided to the Participant. Notwithstanding the foregoing, the Participant shall be fully vested in all amounts credited to the Participant’s Accounts in the event of a Change in Control or in the event of the Participant’s Retirement, death, or Disability.
     3.3 Crediting Rate. The Crediting Rate on amounts in a Participant’s Accounts shall be based on the Participant’s choice among the investment alternatives made available from time to time by the

Administrator. The Administrator shall establish a procedure by which a Participant may elect to have the Crediting Rate based on one or more investment alternatives and by which the Participant may change investment elections at least quarterly. The Participant’s Account balance shall reflect the investments selected by the Participant for such Account. If an investment selected by a Participant sustains a loss, the Participant’s Account shall be reduced to reflect such loss. The Participant’s choice among investments shall be solely for purposes of calculation of the Crediting Rate. If the Participant fails to elect an investment alternative for a particular Account, the Crediting Rate shall be based on the investment alternative selected for this purpose by the Administrator. The Company shall have no obligation to set aside or invest funds as directed by the Participant and, if the Company elects to invest funds as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor. During payout, the Participant’s Account shall continue to be credited at the Crediting Rate selected by the Participant from among the investment alternatives or rates made available by the Administrator for such purpose. Installment payments shall be recalculated annually by dividing the account balance by the number of payments remaining without regard to anticipated earnings or in any other reasonable manner as may be determined from time to time by the Administrator.
     3.4 Statement of Accounts. The Administrator shall provide each Participant with statements at least annually setting forth the Participant’s Account balances. It is the intent of the Administrator to provide internet access to account balances and online statements setting forth the Participant’s Account balances to the extent administratively practicable.
ARTICLE IV
Retirement Benefits
     4.1 Retirement Benefits. In the event of the Participant’s Retirement or Early Retirement, the Participant shall be entitled to receive an amount equal to the total balance of the Participant’s Retirement Account and Company Match Account credited with notional earnings as provided in Article 3 through the Valuation Date. The benefits from each Account shall be paid in a single lump sum unless the Participant has made a valid election under Section 2.5 to have the benefits from each applicable Account paid in annual installments over a specified period of not more than twenty (20) years, or a combination of both. Payments from the Retirement Account shall begin on the Settlement Date following Termination of Employment unless the Participant has made a valid election under Section 2.5 with respect to each applicable Account to have the benefit commence on a later date. Payments from the Company Match Account shall begin on the Settlement Date following the later of Termination of Employment or the date the Participant attains age fifty-five (55) unless the Participant has made a valid election under Section 2.5 with respect to each applicable Account to have the benefit commence on a later date.
     4.2 Scheduled Distribution Account Distribution. At the time of making a deferral, the Participant may elect to establish a Scheduled Distribution Account to commence distribution of amounts credited to such Account in January of any Plan Year on or after the third (P) Plan Year beginning after the enrollment period in which such Scheduled Distribution is elected. Scheduled Distribution shall be paid in a single lump sum unless the Participant has made a valid election under Section 2.5 to have the Scheduled Distribution paid in annual installment over a period of not more than twenty (20) years. The Participant may elect to make additional deferrals into such Scheduled Distribution Account in subsequent Plan Years, as long as the Account is not in payout status, but may only elect another Scheduled Distribution date or form of payment for such Account in accordance with the change in elections requirements of Section 2.5. The Participant may establish up to two (2) separate Scheduled Distribution Accounts with different Scheduled Distribution dates and/or forms of payment. A Scheduled Distributions Account shall be paid out on the Settlement Date established for such Scheduled Distribution election regardless of whether such date is before or after the Participant’s Retirement, or Disability. In the event of the Participant’s Termination of Employment other than by reason of Retirement, Early Retirement, Disability or death, the remaining balance of all of the Participant’s Scheduled Distribution Accounts shall be paid as provided in Section 4.3. In the event of the Participant’s Termination of Employment by reason of death or Disability, the Participant’s Scheduled Distribution Accounts shall be paid as provided under Articles 5 and 6.

     4.3 Termination Benefit. Upon Termination of Employment other than by reason of Retirement, Early Retirement, Disability, death, or Termination for Cause, the Company shall pay to the Participant a termination benefit equal to the vested balance of all of the Participant’s Accounts credited with notional earnings as provided in Article 3 through the Valuation Date. The total balance of the Participant’s Retirement Account and Scheduled Distribution Accounts shall be paid in a single lump sum on the Settlement Date next following Termination of Employment. The vested portion, (if any, by reason of a Change in Control), of the Participant’s Company Match Account shall be paid in a single lump sum on the Settlement Date following the date the Participant attains age fifty-five (55).
     4.4 Termination for Cause. In the event of a Participant’s Termination for Cause, the Participant shall forfeit to the Company all rights to both vested and unvested Company Contributions of any kind credited to the Participant’s Accounts. The Company shall pay to the Participant a termination benefit equal to the remaining balance of the Participant’s deferrals credited to the Participant’s Retirement Account and Scheduled Distribution Accounts, with notional earnings credited thereon as provided in Article 3 through the Valuation Date. The termination benefit shall be paid in a single lump sum on the Settlement Date next following Termination of Employment.
     4.5 Change in Control Distribution. At the time of entering the Plan or otherwise in accordance with Section 2.5 and as permitted by Code Section 409A, the Participant may elect to receive a distribution from a specified Account in the event of a Change in Control. If a Change in Control occurs (before the Participant’s Account has been fully distributed), distribution shall be made in an amount equal to the balance of the Participant’s Account subject to the election, credited with notional earnings as provided in Article 3 through the Valuation Date, in the form of a single lump sum payable on the last day of the fifteenth (15th) month commencing after the month in which such Change in Control occurs, unless the Participant makes a timely election under Section 2.5 to delay commencement of a particular Account by a minimum of five (5) years and to receive the benefits at a later date in the form of a single lump sum or over a period of up to twenty (20) years, or a combination of both.
     4.6 Small Benefit Exception. Notwithstanding the foregoing, in the event the sum of all benefits payable to the Participant from all of the Participant’s Accounts at the time of the Participant’s Termination of Employment for any reason other than death, is less than or equal to five thousand dollars ($5,000), all vested benefits payable to the Participant under the Plan shall be paid in a single lump sum payable on the Settlement Date following Termination of Employment, if, and only if, such form of distribution complies with the requirements of Code Section 409A without the imposition of an excise tax, as determined in the complete and sole discretion of the Administrator.
ARTICLE V
Death Benefits
     5.1 Survivor Benefit Before Benefits Commence. If the Participant dies prior to commencement of benefits from a particular Account pursuant to Article 4, the Company shall pay to the Participant’s Beneficiary a death benefit equal to the total balance on death of such Account credited with notional earnings as provided in Article 3 through the Valuation Date. The death benefit from such Account shall be paid in a single lump sum on the Settlement Date following the Participant’s death unless the Participant has made a valid election under Section 2.5 to have the death benefit from the particular Account paid in annual installment over a period of not more than twenty (20) years.
     5.2 Survivor Benefit After Benefits Commence. If the Participant dies after benefits have commenced from an Account pursuant to Article 4, the Company shall pay to the Participant’s Beneficiary an amount equal to the remaining benefits payable to the Participant from such Account over the same period such benefits would have been paid to the Participant. Notwithstanding the foregoing, if and as permitted by Code Section 409A and applicable authorities, the Administrator may establish a procedure by which a Beneficiary, after the death of a Participant, may elect to change the time and form of distribution of death benefits.
     5.3 Small Benefit Exception. Notwithstanding the foregoing, in the event the sum of all benefits payable to a Beneficiary upon the Participant’s death from all of the Participant’s Accounts is less than or equal to five thousand dollars ($5,000), such benefits shall be paid in a single lump sum payable on the Settlement Date following the Participant’s death, if, and only if, such form of distribution complies with the requirements of Code Section 409A without the imposition of an excise tax, as determined in the complete and sole discretion of the Administrator.
ARTICLE VI
Disability Benefits
     6.1 Disability Before Benefits Commence. If the Participant is terminated by reason of Disability prior to commencement of benefits from a particular Account pursuant to Article 4, the Company shall pay to the Participant a Disability benefit equal to the total balance of such Account credited with notional earnings as provided in Article 3 through the Valuation Date. The Disability benefit from such Account shall be paid in a single lump sum on the Settlement Date following the Participant’s Termination of Employment unless the Participant has made a valid election under Section 2.5 to have the Disability benefit from the particular Account paid in annual installment over a period of not more than twenty (20) years.
     6.2 Disability Benefit After Benefits Commence. If the Participant it terminated by reason of Disability after benefits have commenced from an Account pursuant to Article 4, the Company shall continue to pay benefits from such Account in the same form elected under Article 4.
     6.3 Small Benefit Exception. Notwithstanding the foregoing, in the event the sum of all benefits payable to a Participant upon Termination of Employment by reason of Disability from all of the Participant’s Accounts is less than or equal to five thousand dollars ($5,000), such benefits shall be paid in a single lump sum payable on the Settlement Date following the Participant’s Termination of Employment, if, and only if, such form of distribution complies with the requirements of Code Section 409A without the imposition of an excise tax, as determined in the complete and sole discretion of the Administrator.
ARTICLE VII
Financial Hardship Distribution
     7.1 Financial Hardship Distribution. Upon a finding that the Participant (or, after the Participant’s death, a Beneficiary only if permitted under Code Section 409A) has suffered a Financial Hardship, subject to compliance with Code Section 409A, the Administrator may, at the request of the Participant, (i) approve cessation of current deferrals under the Plan, (ii) accelerate distribution of benefits from a Participant’s Retirement Account or Scheduled Distribution Accounts, or (iii) accelerate distribution of benefits from a Participant’s Company Match Account which is in payout status, in the amount reasonably necessary to alleviate such Financial Hardship. The amount not deferred or distributed pursuant to this Section with respect to an emergency shall not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe Financial Hardship).
ARTICLE VIII
Amendment and Termination of Plan
     8.1 Amendment or Termination of Plan. The Company may, at any time, direct the Administrator to amend or terminate the Plan, except that no such amendment or termination may reduce a Participant’s Account balances. If the Company terminates the Plan, no further amounts shall be deferred or contributed hereunder, and amounts previously deferred or contributed to the Plan shall be fully vested and shall be paid in accordance with the provisions of the Plan prior to the Plan termination. Notwithstanding the preceding, to the extent permitted under Code Section 409A and applicable authorities, the Company may, in its complete and sole discretion, accelerate distributions under the Plan in the event of a “change in ownership” or “effective control” of the Company or a “change in ownership of a substantial portion of assets” as such terms and conditions are defined under Code Section 409A or under any other circumstances specifically authorized under Code Section 409A and applicable authorities.

ARTICLE IX
Beneficiaries
     9.1 Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Administrator during the Participant’s lifetime on a form prescribed by the Administrator.
     9.2 Revision of Designation. The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant’s new spouse has previously been designated as Beneficiary.
     9.3 Successor Beneficiary. If the primary Beneficiary dies prior to the complete distribution of the benefits provided in Article 5, the remaining Account balance shall be paid to the contingent Beneficiary elected by the Participant.
     9.4 Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Administrator shall direct the distribution of such benefits to the Participant’s estate.
ARTICLE X
Administration/Claims Procedures
     10.1 Administration. The Plan shall be administered by the Administrator, which shall have the exclusive right and full discretion (i) to interpret the Plan, (ii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or omissions), (iii) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (iv) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Administrator with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. Any judicial review of any decision of the Administrator or its delegates shall be limited to the arbitrary and capricious standard of review. The Administrator may appoint agents to carry out its duties on a daily basis. No member of the Administrator or any agent acting on its behalf shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company shall indemnify and hold harmless the members of the Administrator from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.
     10.2 Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Administrator shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan {including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and {iv) an explanation of the procedure for further reviewing the denial of the claim and shall include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.
     10.3 Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Administrator and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The claimant may submit written comments, documents, records and other information relating to the claim for benefits, and such information shall be taken into account for purposes of the review without regard to whether such information was submitted or considered in the initial benefit determination. The Administrator shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances require a longer period of time for processing, in which case written notice of the extension, indicating the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review, shall be furnished to the claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant, with specific reference to any provisions of the Plan on which the decision is based, and an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.
ARTICLE XI
Conditions Related to Benefits
     11.1 Nonassignability. The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by any person, at any time, or to any person whatsoever. Those benefits shall be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.
     11.2 No Right to Company Assets. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.
     11.3 Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and taking such other actions as may be requested by the Administrator. If the Participant refuses to so cooperate, the Company shall have no further obligation to the Participant under the Plan. In the event the Participant makes any material misstatement of information or non-disclosure of medical history, then no benefits shall be payable to the Participant under the Plan, except that benefits may be payable in a reduced amount in the sole discretion of the Administrator.
     11.4 Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. If no arrangement is made, the Company may provide, at its discretion, for such withholding, tax, and other payments as may be required, including, without limitation, by the reduction of amounts otherwise payable to the Participant. If the Company pays such amounts on behalf of the Participant or Beneficiary, the Company shall be entitled to recover such amounts on demand with interest at the Wall Street Journal Prime Rate compounded monthly.
     11.5 Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

ARTICLE XII
Miscellaneous
     12.1 Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.
     12.2 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company.
     12.3 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
     12.4 Captions. The captions of the articles, paragraphs and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
     12.5 Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.
     12.6 Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.
     12.7 Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Administrator, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Administrator.
     12.8 Inability to Locate Participant or Beneficiary. It is the responsibility of a Participant to apprise the Administrator of any change in address of the Participant or Beneficiary. In the event that the Administrator is unable to locate a Participant or Beneficiary for a period of three (3) years, the Participant’s Account shall be forfeited to the Company.
     12.9 Errors in Benefit Statement, Deferrals or Distributions. In the event an error is made in a benefit statement, such error shall be corrected on the next benefit statement following the date such error is discovered. In the event of an error in deferral amount, consistent with and as permitted by any correction procedures established under IRC Section 409A, the error shall be corrected immediately upon discovery by, in the case of an excess deferral, distribution of the excess amount to the Participant, or, in the case of an under deferral, reduction of other compensation payable to the Participant. In the event of an error in a distribution, the over or under payment shall be corrected by payment to or collection from the Participant consistent with any correction procedures established under IRC Section 409A, immediately upon the discovery of such error. In the event of an overpayment, the Company may, at its discretion, offset other amounts payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law and subject to compliance with IRC Section 409A) to recoup the amount of such overpayment(s).
     12.10 ERISA Plan. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

     12.11 Applicable Law. In the event any provision of, or legal issue relating to, this Plan is not fully preempted by ERISA, such issue or provision shall be governed by the laws of the State of Delaware.
     12.12 Arbitration. Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under this Plan shall be settled by binding arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.
     IN WITNESS WHEREOF, the Company has caused this amended and restated Plan to be executed this 12th day of December, 2007.

DICK’S SPORTING GOODS, INC.

By:	Kathryn L. Sutter

Its:	Senior Vice President of Human Resources